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AAMES FINANCIAL CORPORATION
COMPUTATION OF THE RATIO OF COMBINED FIXED CHARGES AND
PREFERENCE DIVIDENDS TO EARNINGS
(DOLLARS IN THOUSANDS)

EXHIBIT 12

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                                                         NINE MONTHS ENDED                            YEAR ENDED
                                                             MARCH 31,                                 JUNE 30,
                                                        ------------------    ----------------------------------------------------
                                                          2001      2000        2000        1999        1998      1997      1996
                                                        -------   --------    --------    ---------    -------   -------   -------
COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS:
Interest expense                                        $ 39,794  $  39,444   $  52,339   $  44,089    $43,982   $33,105   $ 9,348
Amortization of capitalized debt
  issuance expenses                                        6,152      4,864       6,964       3,285      1,527     1,078       325
Preferred stock dividend accrual                           9,721      5,746       8,117       1,937        -         -         -
Tax effect (1 minus effective tax rate during period)      1.049      1.023       1.028       0.891        -         -         -
                                                        --------  ---------   ---------   ---------    -------   -------   -------
Preference security dividend (1)                           9,267      5,617       7,896       2,174        -         -         -
                                                        --------  ---------   ---------   ---------    -------   -------   -------

COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS         $ 55,213     49,925   $  67,199   $  49,548    $45,509   $34,183   $ 9,673
                                                        ========  =========   =========   =========    =======   =======   =======
EARNINGS (LOSS):
Income (loss) before tax provision (benefit)            $(30,052) $(105,912)  $(119,003)  $(278,149)   $52,806   $ 9,460   $38,887
Plus: Fixed charges                                       55,213     49,925      67,199      49,548     45,509    34,183     9,673
Less: Preference security dividend                         9,267      5,617       7,896       2,174        -         -
                                                        --------  ---------   ---------   ---------    -------   -------   -------

EARNINGS (LOSS)                                         $ 15,894  $ (61,604)  $ (59,700)  $(230,775)   $98,315   $43,643   $48,560
                                                        ========  =========   =========   =========    =======   =======   =======
RATIO OF COMBINED FIXED CHARGES
    AND PREFERENCE DIVIDENDS TO EARNINGS (LOSS)             3.47      (0.81)      (1.13)      (0.21)      0.46      0.78      0.20
                                                        ========  =========   =========   =========    =======   =======   =======
ADDITIONAL EARNINGS REQUIRED TO MEET COMBINED
    FIXED CHARGES AND PREFERENCE DIVIDENDS              $ 39,319  $ 111,529   $ 126,899   $ 280,323    $   -     $   -     $   -
                                                        ========  =========   =========   =========    =======   =======   =======
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(1)    Preference security dividend is computed by dividing the actual dividend accrual by 1 minus the effective tax rate applicable to continuing operations in the period shown.